Investor Relations Contact, Numerex
Alan Catherall
770-485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX COMPLETES AGREEMENT WITH
SOUTHWEST DEALER SERVICES

Forges Strategic Alliance to Market MobileGuardian™ throughout USA

ATLANTA, July 1, 2004, Numerex Corp. (NASDAQ:NMRX) announced today that their subsidiary, MobileGuardian LLC, has signed a comprehensive distribution agreement for its MobileGuardian vehicle tracking and recovery system with Southwest Dealer Services, Inc. a California based supplier of alarm systems and accessories to the new car market. Servicing new car dealerships throughout the United States, Southwest Dealer Services will take over all aspects of the selling, service and support of MobileGuardian with their over 400 installation technicians and customer service personnel.

Richard Rose, EVP of Numerex stated, “We have been looking for a strategic partner to take MobileGuardian to the next level, and believe Southwest has the infrastructure and relationships in place to make MobileGuardian the recognized market leader in the vehicle recovery and tracking space. MobileGuardian will continue to provide our product through this arrangement with Southwest Dealer Services, as well as maintain the proprietary Cellemetry network and Internet user interface which provides car location and user-selectable features.”

Eric Hamann, President of Southwest Dealer Services, Inc. added, “We presently install over 40,000 auto security systems every month. We believe MobileGuardian is the perfect complement to our existing product line and a large part of the future of auto security.” With MobileGuardian installed in a vehicle, the owner can locate their car at any time, and is notified by cell phone message and email immediately if their alarm system is breached or the car exceeds a predetermined speed. Within seconds of logging on to the MobileGuardian secure web site, owners can locate their cars position, and disable the engine the moment the car is shut off. No monthly fee is required, and the unit can be imperceptibly installed in a short amount of time.

About Southwest Dealer Services

Southwest Dealer Services (SWDS) is the industry leader in value added vehicle protection products, including service contracts, appearance protection, theft protection, GAP protection and mobile video. They also provide proven effective training programs, and employee recruiting for auto dealerships. The SWDS protection packages add tremendous value for consumers and profit to the dealership bottom line. They currently service over 500 dealerships throughout the United States.

About MobileGuardian™

MobileGuardian™ is a web-based vehicle recovery and location solution like no other, as it provides ubiquitous coverage throughout all of North America, via Numerex’s Cellemetry® network. In the event of vehicle theft, owners can receive notification via any email-enabled device, and can then locate their car through the secure MobileGuardian™ web site by paging the vehicle to retrieve street level data. Users can then remotely disable the vehicle, preventing it from being re-started once turned off, and guide law enforcement authorities to its location.

About Numerex

Numerex is a technology company comprised of operating subsidiaries that develop and market a wide range of communications products and services. The Company’s primary focus is wireless data communications utilizing proprietary network technologies. The Company offers products and services in wireless data communications through Cellemetry®, Uplink™, MobileGuardian™ and VendView™; and digital multimedia through PowerPlay™ and IPContact™. These services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network operational support systems. Visit the Numerex Web site for additional information at: www.nmrx.com

Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex’s filings with the Securities and Exchange Commission, could cause Numerex’s results to differ materially from current expectations as expressed in this press release.

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